Calculation of Filing Fee Tables
S-3
REALTY INCOME CORP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	5.000% Notes due 2029	457(r)	458,290,000		$ 454,344,123.10	0.0001476	$ 67,061.19
Fees to be Paid	2	Debt	5.250% Notes due 2041	457(r)	458,290,000		$ 440,925,391.90	0.0001476	$ 65,080.59
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 895,269,515.00		$ 132,141.78
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 132,141.78
Offering Note
[1]	GBP350,000,000 aggregate principal amount of the 5.000% Notes due 2029 will be issued. The Amount Registered and the Maximum Aggregate Offering Price are based on the August 22, 2024 GBP/U.S. dollar exchange rate of GBP1.00 = U.S. $1.3094, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.

[2]	GBP350,000,000 aggregate principal amount of the 5.250% Notes due 2041 will be issued. The Amount Registered and the Maximum Aggregate Offering Price are based on the August 22, 2024 GBP/U.S. dollar exchange rate of GBP1.00 = U.S. $1.3094, as announced as the noon buying rate by the Board of Governors of the U.S. Federal Reserve System.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $895,269,515.00. The prospectus is a final prospectus for the related offering.